Exhibit 10.4

THIRD AMENDMENT TO LOAN AGREEMENT

Third Amendment to Loan Agreement, dated the 10th day of September, 2007, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as defined in the Loan Agreement (as hereinafter defined)), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as joint lead arranger and administrative agent for the Banks (in such capacity, the "Agent"), PNC Bank, National Association, a national banking association, in its capacity as joint lead arranger and syndication agent for the Banks (in such capacity, the "Syndication Agent"), and National City Bank, successor by merger to National City Bank of Pennsylvania, in its capacity as documentation agent for the Banks (in such capacity, the "Documentation Agent") (the "Third Amendment").

WITNESSETH:

WHEREAS, pursuant to that certain Loan Agreement, dated December 3, 2001, by and among the Borrower, the Banks, Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as agent for the Banks, and PNC Bank, National Association, a national banking association, in its capacity as the documentation agent for the Banks, as amended by that certain (i) First Amendment to Loan Agreement, dated April 21, 2004, by and among the Borrower, the Banks, Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as lead arranger and administrative agent for the Banks, PNC Bank, National Association, a national banking association, in its capacity as lead arranger and syndication agent for the Banks, and National City Bank of Pennsylvania, in its capacity as documentation agent for the Banks, and (ii) Second Amendment to Loan Agreement, dated February 8, 2005, by and among the Borrower, the Banks, Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as lead arranger and administrative agent for the Banks, PNC Bank, National Association, a national banking association, in its capacity as lead arranger and syndication agent for the Banks, and National City Bank of Pennsylvania, in its capacity as documentation agent for the Banks (as amended, the "Loan Agreement"), pursuant to which, among other things, the Banks agreed to extend a revolving credit facility to the Borrower in an aggregate principal amount not to exceed One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00); and

WHEREAS, the Borrower desires to amend certain provisions of the Loan Agreement and the Banks and the Agent desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.

2.  All references to "National City Bank of Pennsylvania" in the Loan Agreement and each of the other Loan Documents are hereby deleted in their entirety and in their stead is inserted the following:

National City Bank, successor by merger to National City Bank of Pennsylvania.

3.  The Preamble of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Agreement, dated the 3rd day of December, 2001, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as hereinafter defined), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as joint lead arranger and administrative agent for the Banks (in such capacity, the "Agent"), PNC Bank, National Association, a national banking association, in its capacity as joint lead arranger and syndication agent for the Banks (in such capacity, the "Syndication Agent"), and National City Bank, successor by merger to National City Bank of Pennsylvania, in its capacity as documentation agent for the Banks (in such capacity, the "Documentation Agent").

4.  The reference to "One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00)" in the first "WHEREAS" clause of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:  "Two Hundred Twenty-Five Million and 00/100 Dollars ($225,000,000.00)".

5.  The reference to "Ten Million and 00/100 Dollars ($10,000,000.00)" in the second "WHEREAS" clause of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:  "Twenty-Five Million and 00/100 Dollars ($25,000,000.00)".

6.  Section 1.01 of the Loan Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

"Refunded Swing Line Loans" shall mean as set forth in Section 2.02.1(d) hereof.

"Swing Line Lender" shall mean Citizens in its capacity as Swing Line Lender, or any Person serving as a successor Swing Line Lender hereunder.

"Swing Line Loan Facility" shall mean as set forth in Section 2.02.1(a) hereof.

"Swing Line Loans" shall mean the Loans made by the Swing Line Lender to the Borrower pursuant to Section 2.02.1 hereof.

"Swing Line Note" shall mean the Swing Line Note, made by the Borrower to the Swing Line Lender in the form of Exhibit "B.1" attached hereto and made a part hereof, as amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.

"Swing Line Rate" shall mean an interest rate per annum offered by the Swing Line Lender with respect to the Swing Line Loans, as determined in its sole discretion.

"Term Loan Commitment" shall mean, with respect to each Bank, the amount set forth on Schedule 1 attached hereto and made a part hereof as the amount of such Bank’s commitment to make the Term Loan (subject to the terms and conditions of this Agreement).  Schedule 1 shall be amended from time to time to reflect any changes to the Term Loan Commitment.

7.  Section 1.01 of the Loan Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

"Applicable Rate" shall mean, as of the date of determination, the Prime Rate plus the Applicable Prime Margin, the Libor Rate plus the Applicable Libor Margin, the Prime Rate, the Libor Rate plus four-tenths of one percent (.40%), or the Swing Line Rate, as the case may be.

"Commitment" shall mean, with respect to each Bank, the amount set forth on Schedule 1 attached hereto and made a part hereof as the amount of each Bank's commitment to make Revolving Credit Loans (and, in the case of the Swing Line Lender, Swing Line Loans) and participate in the issuance of Letters of Credit, as such amount may be modified from time to time pursuant to Section 8.17(A) hereof.  Schedule 1 shall be amended from time to time to reflect modifications pursuant to Section 8.17(A) and any other changes to the Commitment of the Banks.

"Commitment Percentage" shall mean, with respect to each Bank, the percentage set forth on Schedule 1 attached hereto and made a part hereof as such Bank's percentage of the aggregate Commitments and the Term Loan Commitment (excluding the amount of the Swing Line Loan Facility) of all of the Banks, as such percentage may be changed from time to time in accordance with the terms and conditions of this Agreement.  Schedule 1 shall be amended from time to time to reflect any changes to the Commitment Percentages.

"Expiry Date" shall mean September 10, 2012.

"Loan" or "Loans" shall mean, singularly or collectively, as the context may require, the Revolving Credit Loans, the Term Loan, if any, the Swing Line Loans and any other credit to the Borrower extended by any Bank in accordance with Article II hereof as evidenced by the Notes, as the case may be.

"Majority Banks" shall mean, (i) if there are no Loans (excluding Swing Line Loans) outstanding or Letters of Credit Outstanding, any group of Banks constituting the majority of the total number of Banks whose Commitment Percentages aggregate at least fifty-one percent (51%) of the Total Commitment Amount or, (ii) if there are Loans (excluding Swing Line Loans) outstanding and/or Letters of Credit Outstanding, any group of Banks constituting the majority of the total number of Banks if the sum of the Loans (excluding Swing Line Loans) outstanding and Letters of Credit Outstanding of such Bank or Banks aggregates at least fifty-one percent (51%) of the total principal amount of all of such Loans (excluding Swing Line Loans) and Letters of Credit Outstanding.

"Note" or "Notes" shall mean, singularly or collectively as the context may require, the Revolving Credit Notes, the Term Notes (if any), the Swing Line Note and any other note of the Borrower executed and delivered pursuant to this Agreement, as any such note may be amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.

"Revolving Credit Facility Commitment" shall mean the difference of (i) Two Hundred Twenty-Five Million and 00/100 Dollars ($225,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof, minus (ii) the outstanding principal amount of the Term Loan, if any.

"Term Loan" shall mean that as set forth in Section 2.02(a).

"Total Commitment Amount" shall mean the obligation of the Banks hereunder to make Loans (other than Swing Line Loans) and to issue Letters of Credit up to the maximum aggregate principal amount of Two Hundred Twenty-Five Million and 00/100 Dollars ($225,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof.

8.  Section 1.01 of the Loan Agreement is hereby amended by deleting the following definition in its entirety:

"Invested Funds"

9.  The first sentence of Section 2.01(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Banks severally (but not jointly) agree to make loans in either Dollars or one or more Optional Currencies (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the Closing Date and to and including the Business Day immediately preceding the Expiry Date in an aggregate Dollar Equivalent principal amount which, when combined with the aggregate principal amount of all Swing Line Loans outstanding and the amount of aggregate Letters of Credit Outstanding, shall not exceed at any one time outstanding the Revolving Credit Facility Commitment; provided, however, that (i) no Bank shall be required to make Revolving Credit Loans (or participate in the issuance of Letters of Credit) in an aggregate Dollar Equivalent principal amount outstanding at any one time exceeding the difference of (a) such Bank's Commitment minus (b) the outstanding principal amount of the Term Loan made by such Bank, if any, (ii) no Prime Rate Loan shall be made in an Optional Currency, and (iii) after giving effect to any Revolving Credit Loan denominated in Optional Currencies the Dollar Equivalent amount of all such Revolving Credit Loans shall not exceed Seventy-Five Million and 00/100 Dollars ($75,000,000.00).

10.  Section 2.01(d) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(d)           Maximum Principal Amount of Revolving Credit Loans and Letters of Credit Outstanding.  The sum of the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding, the sum of the aggregate principal amount of all Swing Line Loans outstanding and the aggregate Letters of Credit Outstanding shall not exceed the amount of the Revolving Credit Facility Commitment subject to Section 2.21.  The Borrower agrees that if at any time the sum of the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding, the sum of the aggregate principal amount of all Swing Line Loans outstanding and the aggregate Letters of Credit Outstanding exceeds the amount of the Revolving Credit Facility Commitment (the "Excess Amount"), the Borrower shall promptly, but in no event later than one Business Day thereafter, pay to the Agent (for the ratable benefit of the Banks) such Excess Amount.  If not sooner paid, the entire principal balance of all outstanding Revolving Credit Loans, together with all unpaid accrued interest thereon, and all other sums and costs owed to the Agent and the Banks by the Borrower pursuant to this Agreement, shall be immediately due and payable on the Expiry Date, without notice, presentment or demand of any kind.

11.  Section 2.02 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.02           Term Loan

(a)           Conversion Option.  Upon the written request (the "Term Loan Notice") by the Borrower received by the Agent at any one (1) time prior to September 10, 2011, and so long as no Potential Default or Event of Default has occurred, the Borrower may convert (the "Conversion Option") a portion of the outstanding principal balance of the Revolving Credit Loans which are denominated in Dollars in an amount not to exceed Fifty Million and 00/100 Dollars ($50,000,000.00) (the "Term Amount") into a term loan which will be denominated in Dollars (the "Term Loan").  Such conversion shall be effective on the first (1st) day of the first (1st) full calendar month following the Agent's receipt of such written request so long as such written request was received at least five (5) Business Days prior to the effective date of such conversion and the Borrower executes and delivers to the Agent a Term Note for each Bank in the amount of each Bank's Pro Rata Share.

(b)           Nature of Term Loan.  Upon repayment of any amount of principal or interest on the Term Loan by the Borrower, the Borrower may not reborrow under this Section 2.02.

(c)           Term Notes.  The joint and several obligations of the Borrower to repay the unpaid principal amount of the Term Loan made to the Borrower by each Bank and to pay interest therein shall be evidenced in part by the Term Notes of the Borrower.  Each Term Note shall be payable to the order of a Bank in a principal amount equal to such Bank's Pro Rata Share with respect to the Term Loan.  The executed Term Notes will be delivered by the Borrower to the Banks on the effective date of the Conversion Option.

(d)           Term Loan Interest Rate Options.

(i)           The Borrower may, subject to the terms and conditions of this Agreement, convert all or a portion of the Term Loan which is a Libor Rate Loan(s) into a Prime Rate Loan as set forth in Section 2.02(d)(ii).  In addition, the Borrower may, subject to the terms and conditions of this Agreement, convert all or a portion of the Term Loan that is a Prime Rate Loan into a Libor Rate Loan in accordance with this Section 2.02(d)(i).  Any portion of the Term Loan that is converted from a Prime Rate Loan into a Libor Rate Loan shall be converted, and shall begin to accrue interest with reference to the Libor Rate, on such Business Day, in such amount (greater than or equal to One Million and 00/100 Dollars ($1,000,000.00); provided, however, that any amount in excess of One Million and 00/100 Dollars ($1,000,000.00) may only be in increments of Five Hundred Thousand and 00/100 Dollars ($500,000.00)), and with such an Interest Period as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one (1) Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day prior to the requested date of conversion into such Libor Rate Loan.  In addition, in the event that the Borrower desires to renew the portion of the Term Loan that is a Libor Rate Loan for an additional Interest Period, an Authorized Representative of the Borrower shall provide the Agent with written or telephonic notice (confirmed promptly, but in no event later than one (1) Business Day thereafter, in writing) thereof on or before 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day prior to the expiration of the applicable Interest Period.  In the event that the Borrower fails to provide the Agent with the required written or telephonic notice (confirmed promptly, but in no event later than one (1) Business Day thereafter, in writing) prior to 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan, the Borrower shall be deemed to have given notice that such portion of the Term Loan shall be converted into a Prime Rate Loan on the last day of the applicable Interest Period.  Each written notice of any Libor Rate Loan shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Agent and the Banks against any loss or expense incurred by the Banks as a result of any failure by the Borrower to consummate such transaction calculated as set forth in Section 2.12(c) hereof.

(ii)           The Borrower shall have the option, subject to the terms and conditions of this Agreement, to convert a portion of the Term Loan that is a Prime Rate Loan into a Libor Rate Loan as set forth in Section 2.02(d)(i); provided, however, that no portion of the outstanding principal amount of any Libor Rate Loan may be renewed as or converted into a Libor Rate Loan of a different duration if such Libor Rate Loan relates to any Hedging Obligations.  Any portion of the Term Loan that is converted from a Libor Rate Loan into a Prime Rate Loan shall be converted, and shall begin to accrue interest with reference to the Prime Rate, on such Business Day and in such amount as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one (1) Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the Business Day of the requested conversion of such portion of the Term Loan into a Prime Rate Loan.

(iii)           Upon receipt of a Term Loan Notice or a request to renew or convert an interest rate option with respect to the Term Loan, the Agent shall promptly advise each of the Banks of its receipt of the Term Loan Notice or the request to renew or convert an interest rate option with respect thereto, the amount of the Term Loan, the Interest Period thereof, as applicable, and the Bank's Pro Rata Share of the Term Loan.

(e)           Payments of Principal and Maturity.  If the Borrower notifies the Agent in the Term Loan Notice that it elects to make quarterly principal payments with respect to the Term Loan then, subject to the terms and conditions of this Agreement, commencing on the last day of the first (1st) Fiscal Quarter immediately following the first (1st) day of the Term Loan, and on the last day of each successive Fiscal Quarter thereafter through and including the Expiry Date, the Borrower shall make equal quarterly principal payments in Dollars to the Agent for the ratable account of the Banks in such amount as the Agent shall advise the Borrower prior to or on the first (1st) day of a Term Loan (such amount shall be an amount which will result in a level principal payment necessary to amortize the principal balance of the Term Loan over a period selected by the Borrower; provided, however, that such amortization period shall not exceed five (5) years), plus accrued interest as set forth in Section 2.04 hereof.  Subject to the terms and conditions of this Agreement, all unpaid principal, accrued interest and all other sums and costs incurred by the Agent and the Banks pursuant to this Agreement with respect to the Term Loan shall be immediately due and payable on the Expiry Date without notice, presentment or demand of any kind.

12.  The following is added as new Section 2.02.1 of the Loan Agreement:

2.02.1                      Swing Line Loan Facility.

(a)           Swing Line Loans.  Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swing Line Lender may, in its sole and absolute discretion, make available to the Borrower at any time and from time to time during the period from the Closing Date through and including the Business Day immediately preceding the earlier of (i) the date upon which the aggregate unpaid principal balance of the Swing Line Loans become due and payable by demand or (ii) the Expiry Date, by making Swing Line Loans to the Borrower in Dollars in an aggregate principal amount not exceeding at any one time outstanding Twenty-Five Million and 00/100 Dollars ($25,000,000.00) (the "Swing Line Loan Facility"); provided, however, that the aggregate principal amount of the Swing Line Lender's Swing Line Loans outstanding, the Dollar Equivalent principal amount of all Revolving Credit Loans outstanding of all the Banks and the aggregate Letters of Credit Outstanding at any one time shall not exceed the aggregate amount of the Revolving Credit Facility Commitment subject to Section 2.21.  If not sooner paid, each Swing Line Loan, all unpaid interest thereon and all other sums and costs incurred hereunder with respect to such Swing Line Loan shall be immediately due and payable on the earlier of (i) thirty (30) Business Days from the date such Swing Line Loan was made, (ii) demand or (iii) the Expiry Date, without notice, presentment or demand (unless payable by demand).  Within the limits of time and amount set forth in this Section 2.03.1, and subject to the provisions of this Agreement including, without limitation, the Swing Line Lender's right to demand repayment of the Swing Line Loans at any time with or without the occurrence of an Event of Default, Borrower may borrow, repay and reborrow under this Section 2.02.1.

(b)           Swing Line Note. The obligation of the Borrower to repay the unpaid principal amount of the Swing Line Loans made to the Borrower by the Swing Line Lender and to pay interest on the unpaid principal amount thereof will be evidenced in part by the Swing Line Note of the Borrower.  The executed Swing Line Note will be delivered by Borrower to the Swing Line Lender on September 10, 2007.

(c)           Making Swing Line Loans.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrower has satisfied all applicable conditions specified in Article IV hereof, the Swing Line Lender may, in its sole and absolute discretion, make Swing Line Loans to the Borrower on such Business Day and in such amount as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one (1) Business Day thereafter in writing) received by the Swing Line Lender no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement of the Swing Line Loan.  Subject to the terms and conditions of this Agreement, on each borrowing date, the Swing Line Lender shall make the proceeds of the Swing Line Loan available to the Borrower at the Swing Line Lender's Office in immediately available funds not later than 2:00 p.m., Pittsburgh, Pennsylvania time.  The Swing Line Lender shall give notice to the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) of the next Business Day or such other time as the Agent and the Swing Line Lender may agree of the amount of each such Swing Line Loan.

(d)           Refunded Swing Line Loans.  With respect to any Swing Line Loans, the Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Agent (with a copy to the Borrower), no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the first (1st) Business Day immediately preceding the proposed date of disbursement, a notice (which shall be deemed to be a notice of borrowing given by an Authorized Representative) requesting the Banks to make Revolving Credit Loans that are Prime Rate Loans on such date in an amount equal such portion of the Swing Line Loans outstanding as the Swing Line Lender may request in its sole and absolute discretion plus, if the Swing Line Lender so requests, accrued interest thereon,(the "Refunded Swing Line Loans").  Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Credit Loans made by Banks other than the Swing Line Lender shall be immediately delivered by the Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Credit Loans are made, the Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Credit Loan made by the Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender's outstanding Revolving Credit Loans and shall be due under the Revolving Credit Note of the Swing Line Lender.

Anything contained herein to the contrary notwithstanding, each Bank's obligation to make Revolving Credit Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Default; (c) any Material Adverse Change; (d) any breach of this Agreement or any other Loan Document by the Borrower; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Bank are subject to the condition that (X) the Swing Line Lender believed in good faith that all conditions under Article IV to the making of the applicable Swing Line Loans were satisfied at the time such Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in writing by the Banks prior to or at the time such Swing Line Loans were made; provided, further, that no Bank shall be obligated in any event to make Revolving Credit Loans in excess of its Commitment less its Pro Rata Share of the Letters of Credit Outstanding.

13.  Section 2.03(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)           Interest on the Loans.  Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Revolving Credit Loans shall be, at the option of the Borrower as selected pursuant to Section 2.01(c) hereof, (x) Prime Rate Loans which shall bear interest for each day at the rates set forth below or (y) Libor Rate Loans which shall bear interest during each applicable Interest Period at the rates set forth below:

(i)           Subject to the terms and conditions of this Agreement, on the date of this Amendment and through the day immediately preceding the first (1st) Incentive Pricing Effective Date, (x) Revolving Credit Loans which are Prime Rate Loans shall bear interest for each day at a rate per annum equal to the Prime Rate plus the applicable margin corresponding to Tier I as set forth below and (y) Revolving Credit Loans which are Libor Rate Loans shall bear interest during each applicable interest period at a rate per annum equal to the Libor Rate plus the Applicable Libor Margin corresponding to Tier I set forth below;

(ii)           Subject to the terms and conditions of this Agreement, during each Fiscal Quarter, in accordance with Section 5.01(b) hereof, the Borrower shall submit to the Agent and the Banks quarterly financial statements (the Fiscal Quarter in which such financial statements are required to be received by the Agent and the Banks is the "Reporting Quarter") as of the last day of the Fiscal Quarter immediately preceding such Reporting Quarter (with respect to any Reporting Quarter, the Fiscal Quarter immediately preceding such Reporting Quarter is the "Measurement Quarter").  Upon receipt of such quarterly financial statements by the Agent and the Banks in accordance with Section 5.01(b), the Borrower's Leverage Ratio shall be calculated as of the last day of the Measurement Quarter ending June 30, 2007 and as of the last day of each Measurement Quarter thereafter.  From the first (1st) day of the first (1st) full calendar month following the Agent's and the Bank's receipt of such quarterly financial statements (the "Incentive Pricing Effective Date") until the next Incentive Pricing Effective Date, (x) Revolving Credit Loans which are Prime Rate Loans shall bear interest for each day at a rate per annum equal to the Prime Rate plus the applicable margin determined by reference to the Borrower's Leverage Ratio as set forth below (the "Applicable Prime Margin") and (y) Revolving Credit Loans which are Libor Rate Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Libor Rate plus the applicable margin determined by reference to the Borrower's Leverage Ratio as set forth below (the "Applicable Libor Margin"):

Tier	Leverage Ratio	Applicable Libor Margin	Applicable Prime Margin	Applicable L/C Fee Percentage	Applicable Commitment Fee Percentage
I	< 1.00	0.40%	0.00%	0.40%	0.15%
II	≥1.00 < 1.50	0.60%	0.00%	0.60%	0.20%
III	≥ 1.50	0.80%	0.25%	0.80%	0.25%

(iii)           Subject to the terms and conditions of this Agreement, in the event that the Borrower fails to timely deliver the financial statements required by Section 5.01(b) hereof, the Applicable Margin shall be the amount corresponding to Tier III until the delivery of such financial statements.

Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Term Loan shall be, at the option of the Borrower as selected pursuant to Section 2.02(d) hereof, (x) Prime Rate Loans which shall bear interest for each day at the Prime Rate or (y) Libor Rate Loans which shall bear interest during each applicable Interest Period at the Libor Rate plus four-tenths of one percent (.40%).

Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Swing Line Loans shall bear interest for each day at the Swing Line Rate.

14.  Section 2.03(b) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)           Calculation of Interest and Fees; Adjustment to Prime Rate and Swing Line Rate.  Interest on the Loans, unpaid fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed; provided that, for Revolving Credit Loans made in an Optional Currency for which a three hundred sixty five (365) day basis is the only market practice available to the Agent, such rate shall be calculated on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, for the actual days elapsed.  In the event of any change in the Prime Rate or the Swing Line Rate, the rate of interest applicable to each Prime Rate Loan or the Swing Line Loans shall be adjusted to immediately correspond with such change; provided, however, that any interest rate charged hereunder shall not exceed the Maximum Rate.

15.  The following is added at the end of Section 2.04 of the Loan Agreement:

The Borrower shall pay to the Swing Line Lender interest on the unpaid principal balance of the aggregate outstanding balance of the Swing Line Loans in arrears, on October 1, 2007 and on the first day of each January, April, July and October thereafter through and including the Expiry Date.

16.  Section 2.05(i) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(i)           A commitment fee in Dollars on the unused portion of the amount of the Revolving Credit Facility Commitment during the period from the date of this Agreement to the Expiry Date, payable quarterly in arrears beginning on January 1, 2002 and continuing on the first (1st) day of each April, July, October and January thereafter and on the Expiry Date.  Such fee shall be calculated daily, and shall equal the amount by which the amount of the Revolving Credit Facility Commitment has exceeded the closing principal balance of the sum of the outstanding Dollar Equivalent principal balance of the Revolving Credit Loans (for purposes of this Computation the Swing Line Lender's Swing Line Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the Letters of Credit Outstanding on each day, multiplied by the applicable percentage with respect to commitment fees for such day determined by reference to the Borrower's Leverage Ratio as set forth in set forth in Section 2.03(a)(ii) hereof (the "Applicable Commitment Fee Percentage"); and

17.  The first sentence of Section 2.06 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

From time to time during the period from the Closing Date to the fifteenth (15th) day preceding the Expiry Date, subject to the further terms and conditions hereof, including those required in connection with the making of Revolving Credit Loans, the Agent shall issue Standby Letters of Credit or Commercial Letters of Credit (collectively the "Letters of Credit") for the account of the Borrower in an amount not to exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate as a subfacility of the Revolving Credit Facility Commitment; provided, however, that on any date on which the Borrower requests a Letter of Credit, and after giving effect to the Letter of Credit Face Amount of such Letter of Credit, the sum of all Revolving Credit Loans outstanding, the sum of all Swing Line Loans outstanding and the Letters of Credit Outstanding shall not exceed the Revolving Credit Facility Commitment.

18.  The first sentence of Section 2.21 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

If at any time after September 10, 2007, and so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower desires to increase the Revolving Credit Facility Commitment, (each, an "Additional Increase") the Borrower shall notify the Agent in writing, who will promptly notify each Bank thereof, provided that any such Additional Increase shall be in a minimum of Ten Million and 00/100 Dollars ($10,000,000.00) and the aggregate of all such Additional Increases shall not exceed Fifty Million and 00/100 Dollars ($50,000,000.00).

19.  Section 8.17(A) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

A.           Assignment/Transfer of Commitments/Term Loan Commitments.

Each Bank shall have the right at any time or times to assign or transfer to an Eligible Assignee or any affiliate of such Bank, without recourse, all or a portion of (a) that Bank's Commitment or Term Loan Commitment, if any, (b) all Loans made by that Bank, (c) that Bank's Notes, and (d) that Bank's participation in Letters of Credit and that Bank's participation purchased pursuant to Section 7.04; provided, however, in each such case, that the transferor and the transferee shall have complied with the following requirements:

20.  Section 8.17(A)(iii) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(iii)           Minimum Amount.  No transfer may be consummated pursuant to this Section 8.17(A) (other than a transfer by any Bank to an affiliate of such Bank) in an aggregate amount less than (a) Five Million and 00/100 Dollars ($5,000,000.00) or (b) if such Bank's Commitment and/or Term Loan Commitment, if any, is at any time less than Five Million and 00/100 Dollars ($5,000,000.00), the entire amount of such Bank's Commitment and/or Term Loan Commitment, if any.

21.  Section 8.17(B) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

B.           Participations.

Each Bank shall have the right at any time or times, without the consent of any other party, to sell one or more participations or sub-participations to one or more financial institutions or any affiliate of such Bank, in all or any part of (a) that Bank's Commitment or Term Loan Commitment, if any, (b) that Bank's Commitment Percentage, (c) any Loan made by that Bank, (d) any Note delivered to that Bank pursuant to this Agreement and (e) that Bank's participations, if any, purchased pursuant to Section 7.04 or this Section 8.17(B).

22.  Schedule 1 to the Loan Agreement is hereby deleted in its entirety and replaced by Schedule 1 attached hereto.

23.  Exhibit B to the Loan Agreement is hereby deleted in its entirety and replaced by Exhibit B attached hereto.

24.  The Loan Agreement is hereby amended by inserting as Exhibit B.1 to the Loan Agreement in the appropriate order the Exhibit B.1 attached hereto.

25.  Exhibit C to the Loan Agreement is hereby deleted in its entirety and replaced by Exhibit C attached hereto.

26.  The provisions of Section 2 through 25 of this Third Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this Third Amendment, duly executed by the Borrower and the Banks;

(b)	the documents listed in the Preliminary Closing Checklist set forth on Exhibit A attached hereto and made a part hereof; and

(c)	such other documents as may be reasonably requested by the Agent.

27.  The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

28.  The Borrower acknowledges and agrees that each and every document, instrument or agreement which at any time has secured payment of the Borrower's Indebtedness under the Loan Agreement including, but not limited to, (i) the Loan Agreement and (ii) the Guaranty Agreements continue to secure prompt payment when due of the Borrower's Indebtedness under the Loan Agreement.

29.  The Borrower hereby represents and warrants to the Banks and the Agent that (i) the Borrower has the legal power and authority to execute and deliver this Third Amendment; (ii) the officers of the Borrower executing this Third Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Borrower or any Law applicable to the Borrower or result in a breach of any provision of or constitute a default which would have a Material Adverse Effect under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this Third Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.

30.  The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this Third Amendment or the performance or observance of any provision hereof; (ii) the Schedules attached to and made part of the Loan Agreement are true and correct as of the date hereof in all material respects and there are no material modifications or supplements thereto; and (iii) it presently has no claims or actions of any kind at law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Agreement or the other Loan Documents.

31.  Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.

32.  The agreements contained in this Third Amendment are limited to the specific agreements made herein.  Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.  This Third Amendment amends the Loan Agreement and is not a novation thereof.

33.  This Third Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

34.  This Third Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles or the conflicts thereof.  The Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Third Amendment.

[INTENTIONALLY LEFT BLANK]

        -  -

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Third Amendment to be duly executed by their duly authorized officers on the day and year first above written.

Borrower:
ATTEST By: Name: Title:	Matthews International Corporation By:___________________________________ Name: _______________________________ Title: ________________________________

Citizens Bank of Pennsylvania, as Agent and for itself as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

PNC Bank, National Association, as Syndication Agent and for itself as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

National City Bank, as Documentation Agent and for itself as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

        -  -

EXHIBIT A

Preliminary Closing Checklist

See Attached
Schedule 1

Schedule of Banks and Commitments

Bank	Commitment For Revolving Credit Loans	Commitment for Term Loan	Commitment Percentage
Citizens Bank of Pennsylvania 525 William Penn Place Pittsburgh, PA 15219 Attn: Dwayne Finney	$90,000,000.00	$20,000,000.00	40%
PNC Bank, National Association One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222 Attn: David G. Schaich	$90,000,000.00	$20,000,000.00	40%
National City Bank National City Center 20 Stanwix Street Pittsburgh, PA 15222 Attn: Debra W. Riefner	$45,000,000.00	$10,000,000.00	20%
Total Commitment Amount	$225,000,000.00	$50,000,000.00	100%

EXHIBIT B.1

Form of Swing Line Note

See Attached

EXHIBIT C

Form of Compliance Certificate

See Attached
 ACKNOWLEDGMENT

COMMONWEALTH OF PENNSYLVANIA               )
                                    )           SS:
COUNTY OF ALLEGHENY                    )

On this, the _____ day of ___________, 2007, before me, a Notary Public, the undersigned officer, personally appeared ________________, who acknowledged himself/herself to be the ______________ of Matthews International  Corporation, a Pennsylvania corporation (the "Company"), and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the Company as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

______________________________
Notary Public

My Commission Expires: